Exhibit 5.1

Phone: (612) 672-8200 Fax: (612) 672-8397 www.maslon.com

February 18, 2021

Creative Realities, Inc. 13100 Magisterial Drive, Suite 100 Louisville, KY

Re:	Registration Statement on Form S-3 (SEC File No. 333-238275) Prospectus Supplement dated February 18, 2021

Ladies and Gentlemen:

We have acted as counsel to Creative Realities, Inc., a Minnesota corporation (the “Company”), in connection with the issuance by the Company of 800,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”).

The Shares are being offered and sold by the Company pursuant to a Securities Purchase Agreement, dated February 18, 2021 (the “Purchase Agreement”), and are being offered and sold pursuant to an effective registration statement (the “Registration Statement”) on Form S-3 (File No. 333-238275) that was declared effective by the U.S. Securities and Exchange Commission (the “Commission”) on May 26, 2020, the statutory prospectus included in the Registration Statement, as amended (the “Base Prospectus”), and the prospectus supplement dated February 18, 2021 (the “Prospectus Supplement”) filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the Base Prospectus or the Prospectus Supplement, other than as expressly stated herein with respect to the issuance of the Shares.

In connection with this opinion, we have examined the Purchase Agreement, the Registration Statement, the Base Prospectus, and the Prospectus Supplement. In addition, we have reviewed such corporate records and documents and made such examination of law as we have deemed appropriate to give the opinion expressed below. In making all of our examinations, we assumed the genuineness of all signatures, the authority of the persons who executed such documents, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, and the due execution and delivery of all documents by any persons or entities where due execution and delivery by such persons or entities is a prerequisite to the effectiveness of such documents. As to various factual matters that are material to our opinion letter, we have relied upon certificates of public officials and certificates, resolutions, documents, statements and other information of the Company or its representatives. We have not independently verified or investigated, nor do we assume any responsibility for, the factual accuracy or completeness of such factual statements.

Based on the foregoing and in reliance thereon and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized for issuance pursuant to the Purchase Agreement and, when issued and delivered by the Company pursuant to the Purchase Agreement against receipt of the consideration set forth therein, the Shares will be validly issued, fully paid and nonassessable.

Our opinion is limited to applicable statutory provisions of the Minnesota Business Corporation Act (including the statutory provisions and all applicable judicial decisions interpreting those laws) and the federal laws of the United States of America. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of this firm’s name under the caption “Legal Matters” in the Registration Statement.

Sincerely,